Xfone, Inc. and Subsidiaries

BALANCE SHEETS - PROFORMA (Unaudited)

	December 31, 2005
	In UKP

	Xfone, Inc.	Equitalk.co.uk Limited	Adjustment			Proforma	U.S.$
Current assets

Cash	£2,494,923	£109,305		(a	)	£2,604,228	$4,492,293

Accounts receivable, net	3,533,830	162,462	-			3,696,292	6,376,104

Prepaid expenses and other receivables	742,874	6,478		(b	)	749,352	1,292,632

Loan to shareholder	£123,965	-	-			123,965	213,840

Total Current Assets	£6,895,592	£278,245	-			7,173,837	12,374,869

Loan to shareholder	-	-	-			-

Investments	97,685	-	-			97,685	168,506

Minority Interest	113,960	-	-			113,960	196,581

Long Term Receivables	283,229	-	-			283,229	488,570

Fixed assets, Net	2,051,315	2,789	-			2,054,104	3,543,329

Other Assets, net	2,465,333	-	-	(c	)	2,465,333	4,252,699

Total assets	£11,907,114	£281,034	£-			£12,188,148	$21,024,556

(a) Acquisition costs paid in cash
(b) Arise of intangible assets

Xfone, Inc. and Subsidiaries

BALANCE SHEETS - PROFORMA (Unaudited)

	December 31, 2005
	In UKP

	Xfone, Inc.	Equitalk.co.uk Limited	Adjustment			Proforma	U.S.$
Current liabilities
Bank Credit and current portion of Note payables	769,356	33,686	-			803,042	1,385,247
Trade payables	3,266,078	184,827	-			3,450,905	5,952,811
Other liabilities and accrued expenses	1,288,085	112,508				1,400,593	2,416,022
Obligations under capital leases - current portion	£100,432	-	-			100,432	173,245

Total current liabilities	£5,423,951	£331,021	-			5,754,972	9,927,326

Deferred taxes	82,131	-	-			82,131	141,676
Notes payable	1,370,240	58,331				1,428,571	2,464,285
Severance Pay	£18,840	-	-			18,840	32,500

Total liabilities	£6,895,162	£389,352	-			7,284,514	12,565,786

Shareholders' equity	£5,011,952	(108,318)	-	(a	)	4,903,634	8,458,769

Total liabilities and shareholders' equity	£11,907,114	£281,034	£-			£12,188,148	$21,024,555

(a) Issuance of warrants and shares, net of the aquired companies' equity

Xfone, Inc. and Subsidiaries

STATEMENT OF OPERATIONS - PROFORMA (Unaudited)

	Year Ended December 31, 2005
	In UKP

	Xfone, Inc.	Equitalk.co.uk Limited	Adjustment	Proforma	U.S.$
Revenues	£14,113,748	£1,243,817		£15,357,565	$26,491,800
Cost of revenues	(9,254,597)	(813,019)	-	(10,067,616)	(17,366,638)

Gross profit	4,859,151	430,798	-	5,289,949	9,125,161

Operating expenses:
Research and development	(6,896)	-	-	(6,896)	(11,896)
Marketing and selling	(1,262,182)	(59,909)	-	(1,322,091)	(2,280,607)
General and administrative	(3,635,819)	(273,339)	-	(3,909,158)	(6,743,298)

Total operating expenses	(4,904,897)	(333,248)	-	(5,238,145)	(9,035,800)

Operating profit	(45,746)	97,550	-	51,804	89,362
Financing expenses - net	(122,338)	(8,879)	-	(131,217)	(226,349)
Equity in income of affiliated company	76,800	-	-	76,800	132,480
Loss from hurrican Katrina	(38,703)	-	-	(38,703)	(66,763)
Other income (expense)	104,646	-	-	104,646	180,514

Income before minority interest and taxes	(25,341)	88,671	-	63,330	109,244

Minority Interest	113,960	-	-	113,960	196,581

Income Before taxes	88,619	88,671	-	177,290	305,825

Taxes on income	(62,541)	-	-	(62,541)	(107,883)

Net (loss) Income	£26,078	£88,671	-	£114,749	$197,942

Loss Per Share:
Basic	£0.004			£0.016	$0.027

Diluted	£0.004			£0.016	$0.027